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                                                                    Exhibit 5.1

                       (Stewart McKelvey Stirling Scales)

November 16, 2001

GSI Lumonics Inc.
105 Schneider Road
Kanata, Ontario
Canada K2K 1Y3

Ladies and Gentlemen:

RE:  FORM S-8 REGISTRATION STATEMENT

We have acted as New Brunswick counsel for GSI Lumonics Inc., a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the United Stated Securities and Exchange Commission on or about November 16, 2001 (the "Registration Statement").

The Registration Statement covers the registration of up to an additional 300,000 shares of common stock of the Company (the "Shares"), which are to be issued by the Company pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder and, in particular, a resolution of the board of directors dated February 6, 2001. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We further assume that all Shares issued and sold pursuant to the Plan will be issued in accordance with the terms of such Plan.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to New Brunswick law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against the payment of the exercise price therefor as provided in the Plan, will be duly authorized, validly issued, fully paid and nonassessable.
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We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

                              Yours very truly,

                              STEWART McKELVEY STIRLING SCALES